Exhibit 3.1

CEDAR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

7.25% Series B Cumulative Redeemable Preferred Stock

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: By Articles Supplementary filed with the Department on May 15, 2012 (the “May 15 Articles Supplementary”), the Corporation classified and designated 400,000 shares of Preferred Stock (as defined in the Charter (defined below)) as shares of 7.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such Series B Preferred Stock.

SECOND: Under a power contained in Article IV of the Articles of Incorporation of the Corporation, as amended and supplemented (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted as of May 24, 2012, classified and designated an additional 5,000,000 shares of Preferred Stock as Series B Preferred Stock (the “Additional Shares of Series B Preferred Stock”) and provided for the issuance thereof. The Additional Shares of Series B Preferred Stock form a single series with and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as the Series B Preferred Stock established pursuant to the May 15 Articles Supplementary, all as set forth in the May 15 Articles Supplementary. Upon any restatement of the Charter, Sections 1 and 2 of this Article SECOND shall become part of Article IV of the Charter, with such changes in enumeration as are necessary to complete such restatement.

Section 1. Number, Preferences and Other Rights. The number of Additional Shares of Series B Preferred Stock shall be 5,000,000 and shall form a single series with the 400,000 shares of Series B Preferred Stock established pursuant to the May 15 Articles Supplementary for a total of 5,400,000 shares of Preferred Stock classified and designated as shares of Series B Preferred Stock. The Additional Shares of Series B Preferred Stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as the 400,000 shares of Series B Preferred Stock established pursuant to the May 15 Articles Supplementary, all as set forth in the May 15 Articles Supplementary. The par value of the Additional Shares of Series B Preferred Stock shall be $.01 per share.

Section 2. Distributions. Holders of the Additional Shares of Series B Preferred Stock shall be entitled to receive the full amount of all distributions payable in respect of the

Series B Preferred Stock from the Distribution Payment Date immediately preceding the date of original issuance of the Additional Shares of Series B Preferred Stock (or, with respect to Additional Shares issued on or before the record date for the payment of the distribution payable on August 20, 2012, from May 22, 2012) but shall not be entitled to receive any distributions paid or payable with regard to Series B Preferred Stock prior to such Distribution Payment Date.

THIRD: The Additional Shares of Series B Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this  29 th of May, 2012.

ATTEST:	CEDAR REALTY TRUST, INC.

/s/ Stuart H. Widowski	/s/ Bruce J. Scharzer
Stuart H. Widowski, Secretary	Bruce J. Scharzer, President